                     INDEPENDENT AUDITOR'S CONSENT


We do hereby consent to the use of our report dated August 6, 1999, except for Notes 4, 6 and 10, which are as of November 11, 1999 on the financial statements of Guinness Telli*Phone Corporation included in and made part of the registration statement of Guinness Telli*Phone Corporation dated August 23, 2000.


August 23, 2000

 /s/ BDO Seidman, LLP
     Certified Public Accountant